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EXHIBIT 99.2

Main Street Bank 401(k) Profit Sharing Plan Audited Financial
Statements for Year Ended December 31, 2001

(see attached)

ASSURANCE AND ADVISORY BUSINESS SERVICES

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

Main Street Bank 401(k) Profit Sharing Plan

December 31, 2001 and 2000 and year ended December 31, 2001
with Report of Independent Auditors

[ERNST & YOUNG GRAPHIC]

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

Main Street Bank 401(k) Profit Sharing Plan

December 31, 2001 and 2000 and year ended December 31, 2001
with Report of Independent Auditors

Main Street Bank 401(k)
Profit Sharing Plan

Audited Financial Statements and Supplemental Schedule

December 31, 2001 and 2000 and year ended December 31, 2001

[ERNST & YOUNG Letterhead]

Report of Independent Auditors

Administrative Committee
Main Street Bank 401(k) Profit Sharing Plan

We have audited the accompanying statements of net assets available for benefits of the Main Street Bank 401(k) Profit Sharing Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2001, is presented for the purpose of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

July 12, 2002

Main Street Bank 401(k)
Profit Sharing Plan

Statements of Net Assets Available for Benefits

	December 31
	2001	2000
Assets
Investments, at fair value	$9,390,189	$7,422,590
Contributions receivable:
Employer	14,893	5,659
Participants	36,794	14,694

Total receivables	51,687	20,353

Net assets available for benefits	$9,441,876	$7,442,943

See accompanying notes.

Main Street Bank 401(k)
Profit Sharing Plan

Statement of Changes in Net Assets Available for Benefits

Year ended December 31, 2001

Additions:
Contributions:
Participants'	$624,881
Employer's	236,857

Total contributions	861,738
Interest and dividend income	144,798
Transfers to the Plan	2,048,679

Total additions	3,055,215
Deductions:
Benefit payments	466,897
Net depreciation in fair value of investments	589,385

Total deductions	1,056,282

Net increase	1,998,933
Net assets available for benefits at beginning of year	7,442,943

Net assets available for benefits at end of year	$9,441,876

See accompanying notes.

Main Street Bank 401(k)
Profit Sharing Plan

Notes to Financial Statements

December 31, 2001

1. Description of Plan

The following description of the Main Street Bank (the "Company" or "Plan Sponsor") 401(k) Profit Sharing Plan (the "Plan") provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan covering all employees of the Company who have completed at least one year of service, as defined in the Plan document, and who have attained 21 years of age. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Administration

The Plan is administered by the Board of Trustees, elected by the Company's Board of Directors. As the administrator, the trustees keep the records for the Plan, interpret the terms of the Plan, and make determinations regarding questions which affect participant eligibility for benefits. The Company has engaged a third-party administration company to assist in the administration of the Plan.

The Company may elect to pay all expenses incurred in the administration of the Plan, including expenses and fees of the custodian, but is not obligated to do so. Expenses and fees not paid by the Company are paid from the Plan. The Company paid approximately $4,500 in expenses for the Plan during 2001.

Contributions

Each year, participants may contribute up to 20% of pretax annual compensation, as defined in the Plan document. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. The Company provides a matching contribution that is determined annually by the Company's Board of Directors. During 2001, the Company contributed 50% of the first 6% of base compensation that a participant contributed to the Plan. The Company also has the option to make an annual discretionary profit sharing contribution to the Plan. The amount of the contribution, if any, is determined by the Company's Board of Directors. No such contribution was made for 2001.

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of (a) the Company's contributions and (b) Plan investment results. Allocations are based on participant's compensation or account balances, as defined in the Plan document.

The Plan allows forfeitures to be treated as a reduction of matching contributions made by the Company. Any excess forfeitures may be allocated in the same manner as profit sharing contributions.

Vesting

Any portion of a participant's account balance attributable to voluntary employee contributions, rollover contributions from another qualified plan, and qualified nonelective Company contributions, and earnings thereon (as defined in the Plan document) is 100% vested at the time of the contribution and is not subject to forfeiture.

Vesting in the employer's profit sharing and matching contributions and income earned thereon is based on a five-year vesting schedule. Participants with less than one year of service have no vested interest in the employer's contributions and earnings. Employees with between one and two years of service vest in 20 percent of the employer's contributions continuing in 20 percent increments until full vesting in year five. Regardless of the years of service, an employee automatically becomes 100 percent vested in the employer's contribution when the employee reaches age 65, becomes disabled, or dies while still employed.

Forfeitures

Forfeitures of terminated participants' nonvested accounts are applied to reduce Company contributions. Forfeitures are determined as of the last day of the plan year in which the participant's vested balance is distributed. As of December 31, 2001, there were approximately $29,700 of forfeitures which will be applied to reduce the Company's contributions in 2002.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of 50% of their vested account balances. Loan terms range from one to five years or up to ten years for the purchase of a participant's primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan Administrative Committee. Principal and interest are paid ratably through monthly payroll deductions and are credited to the participant's account.

Payment of Benefits

Upon termination of service, retirement, disability or death, a participant or beneficiary may receive any payment of the vested value of his or her account by a lump-sum distribution, annuity or installment options. The normal retirement age is 65, but a participant may elect early retirement after completing seven years of service and attaining age 55.

If the value of the participant's benefit, as defined in the Plan, is greater than $5,000 and employment is terminated other than due to retirement, disability, or death, the account may not be distributed before attaining normal retirement age without his or her written consent. Regardless of participant election, the Plan may, upon termination of service, pay the benefit owned within a reasonable time in a lump sum if the value of the participant's benefit, as defined in the Plan, is $5,000 or less.

Plan Termination

Although the Company has not expressed any intent to do so, it has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Plan Mergers

Effective October 1, 2001, the First Sterling Banks, Inc. 401(k) Plan was merged into the Plan, and its net assets were transferred to the Plan. The First Sterling Banks, Inc. 401(k) Plan covered eligible employees of First Sterling Banks, Inc., which merged with the Company. The Plan was amended on September 12, 2001 to effect this merger.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements were prepared using the accrual basis of accounting.

Investment Valuation and Income Recognition

The Plan's investments in registered investment companies are stated at fair value. The shares of registered investment companies are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. The Plan's investments in the Company's stock are stated at fair value using quoted market prices. The participant loans are valued at their outstanding balances, which approximate fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Investments

During 2001, the Plan's investments (including investments purchased, sold as well as held during the year) depreciated in fair value as determined by quoted market prices as follows:

Net Realized and Unrealized Depreciation in Fair Value of Investments
Common stock	$5,928
Shares of registered investment companies	583,457

$589,385

Individual investments that represent 5% or more of the Plan's net assets available for benefits are as follows:

	December 31
	2001	2000
Lord Abbett Affiliated Fund	$2,581,363	$1,706,431
Lord Abbett Bond-Debenture Fund	1,178,219	843,670
Lord Abbett Developing Growth Fund	1,166,581	1,300,318
Lord Abbett Mid-Cap Value Fund	1,131,955	629,700
Lord Abbett Research Fund—Large-Cap Series	1,000,570	956,799
Lord Abbett Securities Trust—International Series	—	592,616
Lord Abbett Securities Trust—Alpha Series	719,064	885,670

4. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated June 10, 1992, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended and restated. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt.

Supplemental Schedule

Main Street Bank 401(k)
Profit Sharing Plan

EIN: 58-0152700
Plan Number: 001

Schedule H, Line 4(i)—Schedule of Assets (Held at End of Year)

December 31, 2001

(a)	(b) Identity of Issue	(c) Description of Investment	(e) Current Value
*	Lord, Abbett & Company	188,558 shares of Lord Abbett Affiliated Fund	$2,581,363
*	Lord, Abbett & Company	148,953 shares of Lord Abbett Bond-Debenture Fund	1,178,219
*	Lord, Abbett & Company	76,749 shares of Lord Abbett Developing Growth Fund	1,166,581
*	Lord, Abbett & Company	433,014 shares of Lord Abbett U.S. Government Securities Money Market Fund	433,014
*	Lord, Abbett & Company	65,018 shares of Lord Abbett Mid-Cap Value Fund	1,131,955
*	Lord, Abbett & Company	40,087 shares of Lord Abbett Research Fund—Large-Cap Series	1,000,570
*	Lord, Abbett & Company	26,139 shares of Lord Abbett Investment Trust—Balanced Series	284,649
*	Lord, Abbett & Company	48,561 shares of Lord Abbett Securities Trust—International Series	391,891
*	Lord, Abbett & Company	53,067 shares of Lord Abbett Securities Trust—Alpha Series	719,064
*	Main Street Bank	28,618 shares of Main Street Banks, Inc. common stock	471,144
	Participant loans	Loans bearing interest at various interest rates	31,739

			$9,390,189

*
Indicates a party-in-interest to the Plan.

Note:	Cost information has not been included in column (d) because all investments are participant directed.

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  EXHIBIT 99.2
Main Street Bank 401(k) Profit Sharing Plan Audited Financial Statements for Year Ended December 31, 2001
Audited Financial Statements and Supplemental Schedule
Report of Independent Auditors
Main Street Bank 401(k) Profit Sharing Plan
Statements of Net Assets Available for Benefits
Main Street Bank 401(k) Profit Sharing Plan
Statement of Changes in Net Assets Available for Benefits Year ended December 31, 2001
Main Street Bank 401(k) Profit Sharing Plan Notes to Financial Statements December 31, 2001
Supplemental Schedule
Main Street Bank 401(k) Profit Sharing Plan EIN: 58-0152700 Plan Number: 001 Schedule H, Line 4(i)—Schedule of Assets (Held at End of Year) December 31, 2001